Exhibit (k)(15)

                             AGREEMENT OF AMENDMENT

                                                  Dated as of November 20, 2003

         Reference is made to (i) that certain Revolving Credit and Security Agreement dated as of September 21, 2001 (as from time to time amended, the "Credit Agreement") among Columbia Floating Rate Advantage Fund (formerly Liberty Floating Rate Advantage Fund, the "Borrower"), CRC Funding, LLC (formerly Corporate Receivables Corporation) (the "Lender"), Citibank, N.A. (the "Secondary Lender") and Citicorp North America, Inc., as agent (the "Agent") and
(ii) that certain fee letter dated as of September 21, 2003 (as from time to time amended, the "Fee Letter") between the Agent and the Borrower. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

         The parties hereto agree that, effective as of the date hereof, Section
1.01 of the Credit Agreement is hereby amended to add the following definition in its proper alphabetical order:

     ""Agreement of Amendment" means the Agreement of Amendment dated as of November 20, 2003 among the Borrower, the Advisor, the Lender, the Secondary Lender and the Agent."

         The parties hereto agree that, effective as of the date hereof, the definition of the term "Program Documents" set forth in Section 1.01 of the Credit Agreement is hereby amended to add the language ", the Agreement of Amendment" after the language "the Fee Letter" set forth therein.

         The parties hereto agree that, effective as of the date hereof, the definition of the term "Total Commitment" set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing the dollar amount "$150,000,000" set forth therein with the dollar amount "200,000,000".

         The parties hereto agree that Section 4.01(h) of the Credit Agreement is hereby amended by replacing the parenthetical "(except for the Existing Recission Offer)" in its entirety with the following parenthetical:

         "(except for the Existing Recission Offer and except for any shares of the Borrower issued or sold prior to the date of the Agreement of Amendment that were not registered under Section 5 of the Securities
         Act)"

         The parties hereto agree that, effective as of the date hereof, the second paragraph of clause 1 of the Fee Letter shall hereby be replaced in its entirety with the following:

                  "The Borrower agrees to pay to the Agent a fee (an "Increase Fee") in an amount equal to 0.15% of any increase in the Total Commitment after the Closing Date (the "Total Commitment Increase"), payable in equal quarterly installments on each Settlement Date falling in a Designated Month, commencing on the Settlement Date in the first Designated Month following the effectiveness of such Total Commitment Increase and ending on the Settlement Date in October, 2006."

         Pursuant to the Fee Letter, as amended hereby, the Borrower agrees to pay to the Agent an Increase Fee in the amount of $75,000 which is exclusive of any Structuring Fee or other fee payable by the Borrower to the Agent under the Fee Letter. The Borrower acknowledges that the Fee Letter provides that the Increase Fee (i) is payable in 12 equal quarterly installments of $6,250 on each Settlement falling in the months of January, April, July, and October, commencing on the Settlement Date in January 2004 and ending on the Settlement Date in October 2006, and (ii) notwithstanding clause (i) above, if the Secondary Lender Termination Date and the Lender Termination Date shall occur prior to the payment in full of such Increase Fee, the entire unpaid balance of such Increase Fee shall be payable by the Borrower on the first to occur of the Secondary Lender Termination Date and the Lender Termination Date.

         The Borrower represents and warrants to the Agent, the Lender and the Secondary Lender that immediately after giving effect to this Amendment, the representations and warranties of the Borrower set forth in the Credit Agreement as amended hereby are true and correct in all material respects and no Default or Event of Default shall have occurred and be continuing.

         Columbia Management Advisors, Inc. (as successor by merger to Stein Roe & Farnham Incorporated) hereby agrees for the benefit of the Secured Parties that it shall (i) indemnify and hold the Borrower harmless from and against any and all losses arising from any shares issued or sold not being registered under
Section 5 of the Securities Act (the "Unregistered Shares"), including without limitation as a result of the recission of any such Unregistered Shares, and
(ii) indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of the foregoing (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the Unregistered Shares.

         Columbia Management Advisors, Inc. hereby confirms that it is successor by merger of the rights and obligations of Stein Roe & Farnham Incorporated under the Management Agreement and the Letter Agreement and that such agreements are its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles.

         This Agreement of Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

         THIS AGREEMENT OF AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         All references in any Program Document to the Credit Agreement on and after the date hereof shall be deemed to refer to the Credit Agreement as amended hereby, and the parties hereto agree that on and after the date hereof, the Credit Agreement, as amended hereby, is in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and delivered by their duly authorized officers as of the date first above written.

CITICORP NORTH AMERICA, INC.,                    CITIBANK, N.A.,
as Agent                                         as Secondary Lender


By: /s/ Junette M. Earl                            /s/ Junette M. Earl
   _________________________                     By:___________________________
     Name:  Junette M. Earl                         Name: Junette M. Earl
     Title: Vice President                          Title: Vice President

CRC FUNDING, LLC                                COLUMBIA FLOATING RATE ADVANTAGE
By:  Citicorp North America, Inc.,                                        FUND,
         as Attorney-in-Fact                                        as Borrower


By: /s/ Junette M. Earl                             /s/ J. Kevin Connaughton
  ___________________________                   By:___________________________
     Name: Junette M. Earl                         Name: J. Kevin Connaughton
     Title: Vice-President                         Title: Treasurer


COLUMBIA MANAGEMENT ADVISORS, INC.,,
as Advisor


By: /s/ J. Kevin Connaughton
  ___________________________
     Name: J. Kevin Connaughton
     Title: Vice President